Exhibit 10.3

CHANGE OF EMPLOYMENT STATUS AND RELEASE AGREEMENT

THIS CHANGE OF EMPLOYMENT STATUS AND RELEASE AGREEMENT (this “Agreement”), effective as of August 16, 2013 (the “Effective Date”), is made by and among Bantz J. Craddock (hereinafter “Mr. Craddock”), Engility Corporation, a Delaware corporation (hereinafter, “Engility” or the “Company”) and Engility Holdings, Inc., a Delaware corporation (“Engility Holdings”).

WHEREAS, Mr. Craddock is a full time employee and executive officer of Engility and, as such, is covered by the Engility Holdings Severance Plan (“Severance Plan”); and

WHEREAS, Mr. Craddock and the Company voluntarily and mutually desire to change Mr. Craddock’s employment status with the Company from full to part-time without triggering the provisions of the Severance Plan.

NOW IN CONSIDERATION of the mutual promises and covenants provided for by this Agreement, the sufficiency of which the parties acknowledge, the parties do hereby agree as follows:

As of the Effective Date of this Agreement:

1. Mr. Craddock’s employment status with the Company changes from full-time to part-time at a level commensurate to his change in total compensation.

2. Mr. Craddock will continue to report to the President and Chief Executive Officer (“CEO”) of the Company.

3. Mr. Craddock’s title changes from “Senior Vice President, Strategic Relations” to “Strategic Global Advisor.”

4. In Mr. Craddock’s new role, he will perform such duties as may be assigned to him by the CEO and, at the CEO’s direction consistent with the duties of his position prior to the change of employment status, will attend meetings of the Engility Holdings Board of Directors (the “Board of Directors”) and provide updates to the Board of Directors. Mr. Craddock is also eligible to be retained separately and compensated, pursuant to mutual agreement, by the Board of Directors for special projects, at the sole discretion of the Board of Directors. Similarly, this Agreement is not exclusive and Mr. Craddock may seek compensation for his services from other sources subject to the CEO’s prior approval, which shall not be unreasonably withheld.

5. Mr. Craddock’s annual base salary will be $225,000. During the term of his employment, upon written notice delivered to the Company no later than thirty (30) days before the end of a given fiscal year, Mr. Craddock may elect to receive up to $150,000 of his annual salary for the following fiscal year in the form of a grant of restricted stock units of Engility Holdings common stock (“RSUs”), with a one year vesting schedule, and, to the extent applicable, such other terms and conditions as are contained in the current form of RSU grant agreement for the non-executive members the Board of Directors (each such grant, an “RSU Election Grant”). Such grant will be awarded on January 1st of the fiscal year that follows the date of such election. Notwithstanding the foregoing, in the event that Mr. Craddock’s employment is terminated prior to the end of a given fiscal year, Mr. Craddock’s RSUs Election Grant will vest pro rata for the period of days that Mr. Craddock was employed during such year.

6. Mr. Craddock hereby waives and releases the Company from any and all legal claims, charges, complaints, rights to additional compensation or any other form of action that he may have pursuant to the Severance Plan as a result of his change in employment status under this Agreement or otherwise. Notwithstanding the foregoing, if the Company should terminate Mr. Craddock’s employment for any reason other than for Cause, or if his employment is terminated due to death or Disability (as these terms are defined in the Severance Plan) prior to 18 (eighteen) months from the Effective Date, the waiver and release under this Section 6 shall become null and void, and Mr. Craddock shall retain all rights and remedies under the Severance Plan as if the termination had taken place on August 15, 2013, provided, however, that (i) in the event that Mr. Craddock has already receive a bonus payment with respect to the 2013 fiscal year AICP (as defined below), Mr. Craddock shall not be eligible for a pro rata bonus under the Severance Plan and (ii) in no event shall Mr. Craddock’s RSU Election Grants or Supplemental RSU Grants (as defined below) be subject to the Severance Plan. Following said 18 month period, Mr. Craddock will no longer be eligible for coverage pursuant to the Severance Plan regardless of continued employment with the Company in a part-time status. For the purpose of this Section 6 only, (A) the “Company” shall include (i) Engility and its successors, assigns, divisions, subsidiaries, parents and related or affiliated companies or organizations; (ii) its and their current, future, or former directors, employees, officers, agents or contractors; and (iii) any and all welfare or benefit plans of Engility, including all current, future, and former employees, trustees and administrators of any such plans and (B) “Mr. Craddock” shall include his heirs, successors, executors, administrators, and assigns.

7. Notwithstanding the change to his employment status effected by this Agreement, Mr. Craddock shall retain all rights and remedies set forth in the Engility Holdings Change in Control Severance Plan so long as he remains employed by Engility.

8. Mr. Craddock will continue to receive his existing dental benefits under the Company’s current benefit plans and programs through December 31, 2013. Commencing on January 1, 2014, except as expressly set forth herein, Mr. Craddock hereby waives the right to receive any benefits under any current or future plans and programs of the Company or Engility Holdings, including, without limitation, any medical, dental, disability, life insurance, executive-level or other benefits. In full consideration for this waiver, on January 1st of each year during the term of his employment with the Company, Mr. Craddock will receive an annual grant of RSUs with a grant date fair value of $35,000 (each, a “Supplemental RSU Grant”). The terms and conditions of such Supplemental RSU Grant will be the same as for the RSU Election Grants, except that any unvested Supplemental RSUs will accelerate in full if Mr. Craddock’s employment is terminated prior to the end of a given fiscal year.

9. Mr. Craddock shall remain eligible to receive a payment pursuant to the Company’s Annual Incentive Compensation Plan (“AICP”) for fiscal year 2013, which will be paid in 2014 if earned in accordance with the Company’s practices for its other employees. Such AICP payment shall be calculated based upon the total base salary compensation that Mr. Craddock receives from the Company in fiscal year 2013.

10. For fiscal year 2014 and beyond, Mr. Craddock shall not be eligible to participate in any annual or long term incentive plans of the Company, including without limitation, the Company’s AICP or Long Term Incentive Plan programs.

11. For the avoidance of doubt, Mr. Craddock’s change in employment status pursuant to this Agreement does not affect his rights under any previously granted equity awards. Mr. Craddock will continue to hold and vest such rights as if he were a full-time Engility employee.

12. Subject to Mr. Craddock’s rights set forth herein, Mr. Craddock’s employment by the Company is employment “at will” for an indefinite term, and may be terminated at any time at the option of Mr. Craddock or the Company with or without cause or notice, for any reason or no reason at all.

13. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto.

14. Mr. Craddock hereby acknowledges that he has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that he has had the opportunity to consult with counsel of his own choosing regarding such terms. Mr. Craddock further acknowledges that he fully understands the terms of this Agreement and has voluntarily executed this Agreement.

15. This Agreement is governed by the laws of the Commonwealth of Virginia without giving effect to conflict of laws principals. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

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16. The parties agree that this Agreement may be executed by fax, facsimile, email, or similar electronic means and shall be as effective and binding as if the Agreement was executed with original signatures. The parties also agree that this Agreement may be executed in duplicate, with each party retaining one original.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Change of Employment Status and Release Agreement as of the date set forth opposite their signature below.

BANTZ J. CRADDOCK

August 11, 2013	By:	/s/ Bantz J. Craddock
Date		Bantz J. Craddock
SVP, Strategic Relations

ENGILITY CORPORATION

August 11, 2013	By:	/s/ Thomas O. Miiller
Date		Thomas O. Miiller
SVP, General Counsel and Corporate Secretary

ENGILITY HOLDINGS, INC.

August 11, 2013	By:	/s/ Thomas O. Miiller
Date		Thomas O. Miiller
SVP, General Counsel and Corporate Secretary